CREDIT AGREEMENT

             THIS AGREEMENT is entered into as of May 30, 2001 by and between NORTHWEST PIPE COMPANY, an Oregon Corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

             Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

             NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

             SECTION 1.1.                LINE OF CREDIT.

             (a)         Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 30, 2003 not to exceed at any time the aggregate principal amount of Thirty Million Dollars ($30,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital and general corporate purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit "A" attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

             (b)        Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue Standby letters of credit for the account of Borrower to finance borrower's self insurance for worker's compensation (each, a "Letter of Credit" and collectively, "Letters of Credit "); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000.00). No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each draft paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the Prime Rate-based rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such draft.

             (c)         Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

             SECTION 1.2.                INTEREST/FEES.

             (a)         Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate(s) of interest set forth in the Line of Credit Note.

             (b)        Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

             (c)         Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Ten Thousand Dollars, which fee shall be due and payable in full on the date of Borrower's execution of this Agreement.

             (d)        Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-fifth percent (0.20%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears within five (5) days after each billing is sent by Bank.

             (e)         Letter of Credit Fees. Borrower shall pay to Bank fees (i) upon the issuance of each Letter of Credit equal to one and three quarters percent (1.75%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

             SECTION 1.3.                COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under each credit subject hereto by charging Borrower's deposit account number 4496887373 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

             SECTION 1.4.                GUARANTIES. All indebtedness of Borrower to shall be guaranteed jointly and severally by Southwestern Pipe, Inc.; North American Pipe, Inc.; and P & H Tube Corporation (collectively, together with any other entity, incorporated under the laws of any state or territory of the United States of America, hereafter formed or acquired, which is required under generally accepted accounting principles, consistently applied ("GAAP") to be included in Borrower's consolidated financial statements, the "Domestic Subsidiaries") in the principal amount of Thirty Million Dollars ($30,000,000.00) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank. Southwestern Pipe, Inc.; North American Pipe, Inc.; and P & H Tube Corporation, together with any other hereafter formed or acquired entity constituted or incorporated under the laws of any state or territory of the United States of America, which is required under generally accepted accounting principles, consistently applied ("GAAP") to be included in Borrower's consolidated financial statements, are referred to hereinafter as, individually, a "Domestic Subsidiary", and collectively as the "Domestic Subsidiaries". Borrower shall cause each hereafter acquired or formed Domestic Subsidiary to execute and deliver to Bank a guaranty and resolution, in the same form as executed by the existing Domestic Subsidiaries, contemporaneously with such acquisition or formation.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

             Except as set forth on Schedule I attached to this Agreement, Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

             SECTION 2.1.                LEGAL STATUS. Borrower is a Corporation, duly organized and existing and in good standing under the laws of the State of Oregon, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on the operations, business or condition (including financial condition) of Borrower and Subsidiaries, taken as a whole. with "Subsidiaries" defined as all Domestic Subsidiaries, as defined in Section 1.4, together with Thompson Tanks Mexico S.A. de C.V. and any other foreign entity(ies) required under GAAP to be included in Borrower’s consolidated financial statements. Except as set forth in the preceding sentence, as of the date hereof Borrower has no subsidiaries which would be required under generally accepted accounting principles to be consolidated with Borrower.

             SECTION 2.2.                AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

             SECTION 2.3.                NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents and by Domestic Subsidiaries of the guaranties do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or any Domestic Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower or any Domestic Subsidiary may be bound.

             SECTION 2.4.                LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material effect on Borrower or its Subsidiaries, other than those disclosed by Borrower to Bank in writing prior to the date hereof.

             SECTION 2.5.                CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated December 31, 2000 a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower and Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with GAAP. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower or any Subsidiary, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

             SECTION 2.6.                INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary's income tax payable with respect to any year.

             SECTION 2.7.                NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or a Domestic Subsidiary is a party or by which Borrower or a Domestic Subsidiary may be bound that requires the subordination in right of payment of any of Borrower's or a Domestic Subsidiary's obligations to Bank to any other obligation of Borrower.

             SECTION 2.8.                PERMITS, FRANCHISES. Borrower and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

             SECTION 2.9.                ERISA. To the best of Borrower's knowledge, Borrower and each Domestic Subsidiary is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any Domestic Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or a Domestic Subsidiary; Borrower and each Domestic Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

             SECTION 2.10.              OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

             SECTION 2.11.              ENVIRONMENTAL MATTERS. Borrower and each Subsidiary is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, with respect to Borrower and Domestic Subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III
CONDITIONS

             SECTION 3.1.                CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

             (a)         Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

             (b)        Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                           (i)          This Agreement and each promissory note or other instrument required hereby.

                           (ii)         Addendum to Promissory Note.

                           (iii)        Guaranties.

                           (iv)       Certificates of Incumbency.

                           (v)        Borrowing and Guaranty Resolutions.

                           (vi)       Such other documents as Bank may require under any other Section of this Agreement.

             (c)         Financial Condition. There shall have been no material adverse change in the operations, business or condition (including financial condition) of Borrower and Subsidiaries, taken as a whole..

             (d)        Sale-Leaseback Financing. Borrower shall have delivered to Bank evidence of Borrower having closed a sale-leaseback transaction on terms reasonably satisfactory to Bank in an amount not less than $40,000,000.00,

             SECTION 3.2.                CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

             (a)         Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

             (b)        Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

             Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each Subsidiary to, unless Bank otherwise consents in writing:

             SECTION 4.1.                PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

             SECTION 4.2.                ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books, and records, to make copies of the same, and to inspect the real and personal property of Borrower or any Subsidiary.

             SECTION 4.3.                FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

             (a)         As soon as available, and in any event within 105 days after the end of each fiscal year of Borrower, the Annual Report and 10-K report of Borrower. Unless already included within the annual report and 10-K report, Borrower will deliver to Bank, as soon as available, and in any event within 105 days after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of changes in financial position of Borrower and its Subsidiaries for such fiscal year, accompanied by the audit report thereon by independent certified public accountants selected by Borrower and reasonably acceptable to Bank (which reports shall be prepared in accordance with GAAP and shall not be qualified by reason of qualified or restricted examination of any material portion of the records of Borrower or any Subsidiary and shall contain no disclaimer of opinion or adverse opinion except such as Bank in its sole discretion determines to be immaterial);

             (b)        As soon as available, and in any event within 105 days after the end of each fiscal year of Borrower, a copy of the unaudited division and product line consolidating income statements of Borrower and Subsidiaries as of the end of such fiscal year.

             (c)         As soon as available, and in any event within 60 days after the end of each fiscal quarter of Borrower, except for fiscal year end, the 10-Q report of Borrower. Unless already included within the 10-Q report, Borrower will deliver to Bank, as soon as available, and in any event within 60 days after the end of each such fiscal quarter, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter. At the same time, Borrower shall deliver to Bank the division and product line consolidating income statements of Borrower and Subsidiaries as of the end of such fiscal quarter;

             (d)        contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, together with calculations demonstrating compliance with financial covenants;

             (e)         not later than 30 days after and as of the end of each month, an asset coverage report;

             (f)         from time to time such other information as Bank may reasonably request.

             SECTION 4.4.                COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower and each Subsidiary is organized and/or which govern Borrower's or such Subsidiary's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, Subsidiaries and their business.

             SECTION 4.5.                INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and its Subsidiaries, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

             SECTION 4.6.                FACILITIES. Keep all properties useful or necessary to Borrower's and each Subsidiary's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

             SECTION 4.7.                TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such Subsidiary has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

             SECTION 4.8.                LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary in excess of $500,000.00 to the extent not covered by insurance.

             SECTION 4.9.                FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows in accordance with GAAP (except to the extent modified by the definitions herein):

             (a)         Tangible Net Worth, determined as of each fiscal quarter end, not less than an aggregate of (i) $85,000,000.00, plus (ii) 75% of cumulative consolidated net income for all fiscal quarters ending after December 31, 2000, in which such net income was greater than zero, and (iii) the amount by which the consolidated shareholders equity has increased or shall increase after December 31, 2000 solely as a result of the issuance of common or preferred stock or the conversion of debt securities into such stock, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

             (b)        EBITDA Coverage Ratio not less than 1.75 to 1.0, determined as of each fiscal quarter end on a trailing four (4) fiscal quarter basis, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt, the prior period current maturity of capital leases and the prior period current maturity of subordinated debt.

             (c)         Ratio of Funded Debt to EBITDA, determined as of each fiscal quarter end, not greater than 2.75 to 1.00 to and including September 30, 2002, and 2.50 to 1.00 thereafter, with "Funded Debt" defined as the aggregate of all interest bearing obligations, inclusive of (without duplication) letters of credit, capital leases and guaranteed indebtedness, and with "EBITDA" as defined above.

             (d)        Ratio of unsecured Funded Debt to Asset Coverage, determined as of the end of each month, not greater than 1.00 to 1.00, with "Funded Debt" as defined above, and with "Asset Coverage" defined as the aggregate of (i) seventy-five percent (75%) of Borrower's and Domestic Subsidiaries' accounts receivable aged to 60 days past due or less, plus (ii) fifty percent (50%) of the book value of Borrower's and Domestic Subsidiaries' inventory under contract, and without duplication, of raw materials and finished goods, plus (iii) 50% of the net book value of Borrower's and Domestic Subsidiaries' unencumbered real estate located in the United States, plus (iv) 50% of the net book value of Borrower's and Domestic Subsidiaries' unencumbered machinery and equipment located in the United States.

             SECTION 4.10.              NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

ARTICLE V
NEGATIVE COVENANTS

             Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not cause or permit any Subsidiary to, without Bank's prior written consent:

             SECTION 5.1.                USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

             SECTION 5.2.                OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, capital leases, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (c) additional purchase money indebtedness, not to exceed an aggregate principal amount of $3,500,000.00 per calendar year, provided that such indebtedness shall be fully secured by equipment and/or real estate. For purposes of clause (c), the amount of indebtedness under capital leases shall be determined in accordance with GAAP. Operating leases are excluded from the scope of this Section.

             SECTION 5.5.                MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity in except (i) to the extent permitted in Section 5.8 hereof, and (ii) merger of any Subsidiary into Borrower or into another Subsidiary; make any substantial change in the nature of Borrowers or any Subsidiary's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity except to the extent permitted in Section 5.8 below; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

             SECTION 5.6.                GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

             SECTION 5.7.                LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (i) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (ii) without duplication of any advances included in clause (i), advances for travel and other expenses in the ordinary course of business in an aggregate outstanding amount of $500,000.00, and (iii) investments to the extent permitted in Section 5.8 below.

             SECTION 5.8.                PERMITTED ACQUISITIONS. Acquire any business (whether by merger, acquisition of all or substantially all of the assets of any other entity, investment, or otherwise) without Bank's prior review and consent if the total of all such acquisitions in any fiscal year exceeds 10% of Tangible Net Worth as of the end ofthe prior fiscal year.  For purposes of the 10% limitation above, acquisitions shall be valued at the fair market value of all consideration given, including without limitation, cash, notes, assumption of debt and stock. All acquisitions otherwise permitted hereunder shall be approved by the board of directors of the entity owning the business to be acquired or otherwise not considered "hostile" by Bank.

             SECTION 5.9.                PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest or lien (collectively, "Lien") in or upon, all or any portion of Borrower's assets now owned or hereafter acquired, except:

             (a)         Liens in favor of Bank;

             (b)        Liens which are existing as of, and disclosed to Bank in writing prior to, the date hereof;

             (c)         Liens securing indebtedness permitted under Section 5.2(c);

             (d)        Liens for taxes which are not delinquent or which remain payable without penalty or the validity or amount of which are being contested in good faith by appropriate proceedings by stay of execution of enforcement thereof;

             (e)         Liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which are being contested in good faith by appropriate proceedings by stay of execution of enforcement thereof, with, in the case of liens on property of Borrower or any Subsidiary under this clause (e) or clause (d), provision having been made, to the satisfaction of Bank, for the payment thereof in the event the contest is determined adversely to either Borrower or such Subsidiary; and

             (d) deposits or pledges under worker's compensation.

ARTICLE VI
EVENTS OF DEFAULT

             SECTION 6.1.                The occurrence of any of the following  shall constitute an "Event of Default" under this Agreement:

             (a)         Borrower shall fail to pay any principal when due, or any interest, fees or other amounts payable under any of the Loan Documents within 5 calendar days from the applicable due date.

             (b)        Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading when furnished or made and which could reasonably be anticipated to have a material adverse effect on the operations, business or condition (including financial condition) of Borrower and Subsidiaries, taken as a whole.

             (c)         Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default (other than a breach of Section 4.9 or of any Section of Article V), such default shall continue for a period of thirty (30) days the date Borrower first knew (or using reasonable due diligence, should have known) of its occurrence

             (d)        Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt or other liability to any person or entity, including Bank, and, if such debt or liability is owed to a party other than Bank (i) the aggregate amount thereof exceeds $250,000.00 and such default continues beyond any applicable grace period, (ii) the holder of such debt or liability has the right to accelerate the same by reason of such default, or (iii) such debt or liability is or has been declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity date.

             (e)         The filing of a notice of judgment lien against Borrower or any Subsidiary; or the recording of any abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or such Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary or the entry of a judgment against Borrower or any Subsidiary; and with respect to any of the foregoing, the amount thereof exceeds $500,000.00 (to the extent not fully insured) and the proceeding is not dismissed or vacated within 30 days after its occurrence.

             (f)         Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any or a material portion of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary (and, if filed against Borrower or a Subsidiary, the proceeding is not dismissed within 90 days after such filing), or Borrower or any such Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

             (g)        There shall occur any material adverse change in the operations, business or condition (including the financial condition), of the Borrower and Subsidiaries, taken as a whole after the date of this Agreement.

.            (h)        The dissolution or liquidation of Borrower or any Subsidiary; or Borrower or any such Subsidiary, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary, except as otherwise permitted in this Agreement.

             SECTION 6.2.                REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without further notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

             SECTION 7.1.                NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

             SECTION 7.2.                NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	NORTHWEST PIPE COMPANY
200 S.W. MARKET STREET, SUITE 1800
PORTLAND OR 97201

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
PORTLAND RCBO
1300 S.W. Fifth Avenue T-13
Portland OR 97201

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

             SECTION 7.3.                COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

             SECTION 7.4.                SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right, subject to Borrower's prior written consent, not to be unreasonably withheld, to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. Notwithstanding the foregoing, Bank may sell participations, without Borrower's consent, in all or any portion of the Line of Credit and the Loan Documents, but such sales shall not entitle the participant(s) to any direct rights against Borrower under the terms of this Agreement or any of the other Loan Documents. Any outright sale or assignment of Bank's rights hereunder must be to a commercial bank organized under the laws of the United States or any state thereof, having a combined capital and surplus of at least $100,000,000.00. In connection with any assignment or participation hereunder, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder, subject to the terms of a confidentiality agreement customarily used by Bank in connection therewith.

             SECTION 7.5.                ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

             SECTION 7.6.                NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

             SECTION 7.7.                TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

             SECTION 7.8.                SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

             SECTION 7.9.                COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

             SECTION 7.10.              GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

             SECTION 7.11.              ARBITRATION.

             (a)         Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

             (b)        Governing Rules. Any arbitration proceeding will (i) proceed in a location in Oregon selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

             (c)         No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

             (d)        Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators: provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

             (e)         Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

             (f)         Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

             (g)        Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

             (h)        Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision, as it pertains to the Loan Documents and the Line of Credit, shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

NORTHWEST PIPE COMPANY	WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ BRIAN W. DUNHAM	By: /s/ STEPHEN J. DAY

Stephen J. Day
Title: President & CEO	Title: Vice President

EXHIBIT A

REVOLVING LINE OF CREDIT NOTE

$30,000,000.00	Portland, Oregon
May 30, 2001

             FOR VALUE RECEIVED, the undersigned NORTHWEST PIPE COMPANY ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Portland RCBO, 1300 S.W. Fifth Avenue T-13, Portland, Oregon, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Million Dollars ($30,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

             As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

             (a)         "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Oregon are authorized or required by law to close.

             (b)        "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2, 3 or 6 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Two Hundred and Fifty Thousand Dollars ($250,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

             (c)         "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR		Base LIBOR
=
100% – LIBOR Reserve Percentage

                           (i)          "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

                           (ii)         "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

             (d)        "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

             (a)         Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum one half percent (0.50%) below the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one and one half percent above LIBOR in effect of the first day of each Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

             (b)        Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it's sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

             (c)         Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

             (d)        Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing June 1, 2001 and on the maturity date of this Note.

             (e)         Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

             (a)         Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 30, 2003.

             (b)        Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Paul Parsons, Mike Van Note, Al Rose or John Murakami, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

             (c)         Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

             (a)         Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

             (b)        LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full-extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

             This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 1, 2001, as amended from time to time (the "Credit Agreement"). Any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

             (a)         Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option and without further notice, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable  attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holders rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

             (b)        Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

             (c)         Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Oregon.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

             IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

NORTHWEST PIPE COMPANY

By: /s/ BRIAN W. DUNHAM

Title: President & CEO

ADDENDUM TO PROMISSORY NOTE
(LIBOR PRICING ADJUSTMENTS)

             THIS ADDENDUM is attached to and made a part of that certain promissory note executed by NORTHWEST PIPE COMPANY ("Borrower") and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), or order, dated as of May 30, 2001, in the principal amount of THIRTY MILLION Dollars ($30,000,000.00) (the "Note").

             The following provisions are hereby incorporated into the Note to reflect the interest rate adjustments agreed to by Bank and Borrower:

INTEREST RATE ADJUSTMENTS:

             (a)         Initial LIBOR Margin. The initial LIBOR margin applicable to this Note shall be as set forth in the "Interest" paragraph herein.

             (b)        LIBOR Rate Adjustments. Bank shall adjust the LIBOR margin used to determine the rate of interest applicable to LIBOR options selected by Borrower under this Note on a quarterly basis, commencing with Borrower's fiscal quarter ending June 30, 2001, if required to reflect a change in Borrower’s ratio of Funded Debt to EBITDA (as defined in the Credit Agreement referenced herein), in accordance with the following grid:

Ratio of Funded Debt to EBITDA	Applicable LIBOR Margin

Greater than 2.50 to 1.00	2.00%
Equal to or less than 2.50 to 1.00 and greater than 2.00 to 1.00	1.50%
Equal to or less than 2.00 to 1.00 and greater than 1.50 to 1.00	1.25%
Equal to or less than 1.50 to 1.00	1.00%

Each such adjustment shall be effective on the first Business Day of Borrower's fiscal quarter following the quarter during which Bank receives and reviews Borrower's most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

             IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

NORTHWEST PIPE COMPANY

By: /s/ BRIAN W. DUNHAM

Title: President & CEO